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                                                                   EXHIBIT 10.10

[PLATINUM LOGO]                                The Belvedere Building
                                               69 Pitts Bay Road, Pembroke HM 08
                                               P.O. Box HM 3012
                                               Hamilton HM MX, Bermuda

                                               Tel: (441) 295-7195
                                               Fax: (441) 296-0528

VIA FEDERAL EXPRESS

March 25, 2004

Bruce Saul, Esq.
The St. Paul Companies, Inc.
385 Washington Street
Saint Paul, MN 55102-1396

Re: Outstanding St. Paul Reimbursements

Dear Bruce:

On behalf of Platinum Underwriters Holdings, Ltd. (together with its operating subsidiaries, "Platinum"), I am writing to memorialize our agreement with respect to the settlement of Platinum's outstanding requests for reimbursement from The St. Paul Companies, Inc. ("St. Paul") of certain expenses relating to
(i) employee terminations in Platinum's London office and (ii) certain IT equipment and software used by, or transferred to, St. Paul Re, Inc. ("SPRe") following the Closing.1

UK SEVERANCE REIMBURSEMENT

Pursuant to the Formation and Separation Agreement (the "Formation Agreement"), dated October 28, 2002, between St. Paul and Platinum, and more explicitly the side letter between the parties also dated October 28, 2002, St. Paul agreed to reimburse Platinum for up to $4.5 million of expenses "relating to employee terminations incurred in the London office of Platinum Re (UK) Limited." After certain adjustments, Platinum has claimed an amount of $1,142,347.22 as reimbursement of its expenses relating to UK employee severance (the "UK Severance Reimbursement").

IT EQUIPMENT REIMBURSEMENT

As disclosed in the Platinum S-1, St. Paul contributed approximately $7 million in tangible (and intangible) assets to Platinum, including 100% of the New York office

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(1) Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Formation Agreement.

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assets, which were valued at $5.3 million as reflected in certain New York State tax filings. The bulk of the this value was concentrated in the New York office IT equipment and software, a portion of which was (i) utilized by SPRe while at 195 Broadway and/or (ii) transferred to SPRe for use in its Morristown office in August 2003 (the "IT Equipment"). Platinum has claimed additional amounts as total compensation for the IT Equipment and any other assets transferred to SPRe (the "IT Reimbursement").

                             SETTLEMENT AND RELEASE

Platinum and St. Paul wish to fully and finally resolve all differences, controversies and potential disputes between them with respect to (i) the UK Severance Reimbursement and (ii) the IT Reimbursement (collectively, the "Reimbursement Claims"). Accordingly, in consideration for the matters set out above, Platinum and St. Paul agree as follows:

         1. Within thirty (30) days of this letter, St. Paul shall pay Two Million Dollars ($2,000,000.00) to Platinum in full settlement of the Reimbursement Claims.

         2. Each of the parties hereto mutually release and discharge one another, and each of their affiliates, subsidiaries, partners, limited partners, predecessors and successors, and the trustees, officers, directors and employees of all of the foregoing, and each of them, separately and collectively, from any and all claims, liens, demands, causes of action, damages, judgments, obligations and liabilities of any kind whatsoever, known or unknown, asserted or unasserted, direct or indirect, in law or equity, that each has had in the past, or now has, or may have in the future against each other or any of their affiliates, subsidiaries, partners, limited partners, predecessors and successors, and the trustees, shareholders, officers, directors and employees of all of the foregoing, arising directly or indirectly out of, or related in any way to the Reimbursement Claims.

         3. The terms set out in this letter are the entire agreement between Platinum and St. Paul with regard to the Reimbursement Claims. The agreement set out in this letter may not be changed except by written agreement signed by both Platinum and St. Paul.

         4. Neither party has relied upon any statement, warranty or representation made by the other or the other's employees, agents or consultants, except as expressly set out in this letter.

         5. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

         6. As a condition precedent to any action to enforce any right hereunder, any dispute between the parties arising out of or relating to this letter agreement and/or its formation shall be submitted to arbitration in accordance with the arbitration provisions of the Formation Agreement.

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         7.       Upon countersignature of this letter by St. Paul, the
                  settlement agreement with respect to the Reimbursement Claims will be fully executed and binding upon both parties.

If you are in agreement with the above, please sign and return the attached copy of this letter to signify your binding agreement to its terms. I greatly appreciate your efforts in resolving this matter.

Very truly yours,

/s/ Michael E. Lombardozzi
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Michael E. Lombardozzi
General Counsel

ACCEPTED and AGREED :

The St. Paul Companies, Inc.

By:  /s/ Bruce Saul
    ------------------------------
    Name: Bruce Saul
    Title: Vice President